EXHIBIT 99.1


Metromedia International Group Inc. Reports Preliminary Magticom
Fiscal Year 2005 Financial Results and Impact of Restatement
Activities Associated with Magticom's Fiscal Year 2004 Financial
Results

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Oct. 2, 2006--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: PINK SHEETS: MTRM - Common Stock and PINK SHEETS: MTRMP - Preferred Stock), the owner of interests in communications businesses in the country of Georgia, announces the release of preliminary unaudited financial results, for the fiscal year ended December 31, 2005, for its principal Georgian business, Magticom Limited ("Magticom").

    Highlights for the full-year 2005 vs. full-year 2004:

    --  Revenues of $146.1 million vs. $102.0 million - improvement of
        43%

    --  Net income of $63.4 million vs. $50.3 million - improvement of
        26%

    --  EBITDA (1) of $97.8 million vs. $73.3 million - improvement of
        34%

    Commenting on this announcement, Ernie Pyle, the Company's Chief Financial Officer, said: "This press release contains the preliminary unaudited financial results for Magticom and as such this financial information is subject to adjustment until such time that the Company files its respective periodic reports with the United States Securities and Exchange Commission ("SEC")."

    Mr. Pyle further stated: "We anticipate that Magticom will realize the full year 2006 EBITDA of approximately $115 million projected in Magticom's 2006 Business Plan as approved by its shareholders. Such information, together with the 2004-2005 financial performance results of Magticom, included herein, should enable the Company's stakeholders to evaluate the attractiveness of the proposed sale of substantially all of the assets of MIG, as discussed in a parallel press release distributed today."

    Magticom, the leading mobile telephony operator in Tbilisi, Georgia, in which the Company presently owns a 50.1% ownership interest, operates a wireless communications network and markets mobile voice communication services to private and commercial users nationwide in the country of Georgia. Magticom's network offers services using GSM standards in both the 900 MHz and 1800 MHz spectrum range and has recently launched 3rd Generation ("3G") GSM mobile voice, data and video services using the 2.1 GHz radio frequency spectrum. Prior to mid-February 2005, the Company had a 34.5% ownership interest in Magticom.

    Magticom Unaudited Financial Results - Through Fourth Quarter
2005:

  Magticom Unaudited Financial Results - Through Fourth Quarter 2005

(In thousands, except performance data)



                                                               Percent
                                                                Change
                          Three Months        Twelve Months    Twelve
                          December 31,        December 31,      Months
                       ------------------- -------------------
                                                               2005 to
                           2005      2004      2005      2004    2004
                       --------- --------- --------- --------- -------
 Revenues
      Subscriber       $ 30,333  $ 22,619  $109,317  $ 80,920    35.1%
      Inbound             8,325     7,052    32,679    17,543    86.3%
      Roaming & other     1,080       965     4,135     3,551    16.4%
                        --------  --------  --------  --------

 Total revenues          39,738    30,636   146,131   102,014    43.2%

 Cost of Services
  (exclusive of
  depreciation and
  amortization)           9,308     7,142    33,478    16,283   105.6%
      % of revenues        23.4%     23.3%     22.9%     16.0%     --

 Selling, general &
  administrative          3,848     4,989    14,326    12,698    12.8%
 Depreciation and
  amortization            5,426     3,729    18,313    14,115    29.7%
 Other (income)
  expense, including
  income tax              4,237      (933)   16,649     8,610    93.4%

 Net Income              16,919    15,709    63,365    50,308    26.0%

 EBITDA (1)              26,552    18,564    97,805    73,274    33.5%

 Capital expenditures     5,760     2,153    27,957    12,018   132.6%

 Performance Data:
 ----------------------

 Average revenue per
  subscriber (a)       $  16.49  $  15.00  $  14.65  $  14.39     1.8%

 Average minutes of use
  per subscriber (b)     104.78     95.41     94.29     97.90   (3.7)%

 Average Subscribers
  (c)                   613,213   502,507   621,958   468,691    32.7%

 Personnel Headcount         --        --       645       547    17.9%

 (a) - Average revenue per subscriber is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period. Subscriber revenue excludes inbound and roaming revenues.

 (b) - Average minutes of use per subscriber is determined by dividing total outgoing minutes for the period by average subscribers for the period (the sum of the beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

 (c) - Substantially all of Magticom's customers pre-pay for services via scratch-cards or deposits; that is, less than 3% of Magticom's subscribers pay for services on a post service utilization basis. Magticom currently considers a pre-paid subscriber active if that subscriber undertook any revenue generating activity within the prior 30 days.
 ---------------------------------------------------------------------

    Magticom's preliminary unaudited financial results for the full-year of 2005 were favorably affected by the strengthening of the Georgian Lari, Magticom's functional currency, against the U.S.
dollar. In relation to the U.S. dollar, the Georgian Lari average exchange rate increased by 4.9% for the full-year of 2005, as compared with the same period in 2004.

    Revenues grew by approximately 30% in the fourth quarter of 2005 as compared to the same period in 2004, due principally to strong customer demand. Subscriber revenues grew by approximately 35% for the full-year of 2005 as compared to 2004, due principally to continuing strong customer demand. Year-over-year growth in inbound interconnection revenue reflected, in part, a significant change in a contractual arrangement with another mobile telephone provider in Tbilisi, Georgia.

    Magticom is the market leader in Georgia, based on both revenues and number of subscribers, and anticipates further increases in its subscriber base as it continues to penetrate a market that currently has low telephone density rates. Magticom's total and average subscribers have increased approximately 35% and 33%, respectively, since December 31, 2004. Average revenue per subscriber ("ARPU") was favorably affected by the strengthening of the Georgian Lari against the U.S. dollar. Lari-calculated ARPU decreased by 6.6% in the three months ended December 31, 2005 when compared to the three months ended September 30, 2005 and decreased 3.2% in the full-year of 2005 as compared to the same period in 2004. Magticom anticipates that its Lari-calculated ARPU will likely remain flat in the near future; however, in the long-term, Magticom anticipates that its Lari-calculated ARPU will decline due to both competitive pressures on pricing of services and as a result of Magticom's further penetration of the addressable market because new customers are anticipated to have lower usage rates than Magticom's existing customer base.

    Inbound revenues reflect revenues that Magticom earns as a result of its termination of other telephone service providers' traffic on Magticom's telecommunications network. The significant growth in inbound revenues in 2005 as compared to 2004 principally reflects a change in the contractual arrangement related to an interconnect arrangement with another mobile telephone service provider in Tbilisi, Georgia. Prior to October 1, 2004, Magticom's arrangement with the other mobile telephone service provider, as set forth in the interconnect agreement between the parties, provided for the termination of traffic on each other's network at no cost, unless certain net traffic volume thresholds were exceeded between the parties, an eventuality that never occurred. Effective October 1, 2004, the contractual arrangement was amended and Magticom began processing monthly invoices to the mobile telephone service provider based on its termination of traffic on Magticom's telecommunication network and thus Magticom began recognizing inbound revenues for this relationship between the parties. For the first nine months of 2004, Magticom did not recognize inbound revenues from this mobile telephone service provider; however had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma inbound revenues for the full-year of 2004 would have increased by $14.2 million to $31.7 million and thus year-over-year inbound revenues would have increased by only approximately 3%.

    Roaming revenues are based on Magticom subscribers originating calls using their Magticom-equipped mobile telephone in a territory not directly serviced by Magticom. Magticom bills its subscribers an international roaming premium on a per-minute basis for calls made while abroad. Given the nature of this revenue stream, which is dependent upon Magticom users traveling abroad and utilizing their respective Magticom-equipped mobile telephone, predicting future revenue levels is difficult.

    Cost of services as a percentage of revenues increased slightly in the fourth quarter of 2005 as compared to the same period in 2004. Magticom has been able to maintain relatively stable costs of sales as a percentage of revenue principally due to its market leader position.

    Cost of services as a percentage of revenues increased by approximately 43% for the full-year of 2005 as compared to the same period in 2004, due principally to the previously discussed change in a contractual arrangement related to an interconnect arrangement with another mobile telephone service provider in the Tbilisi, Georgia. Effective October 1, 2004, Magticom began receiving monthly invoices from the mobile telephone service provider based on Magticom's termination of its traffic on the telecommunications network of the other mobile telephone service provider and as a result Magticom began recognizing interconnect costs for this relationship between the parties. For the first nine months of 2004, Magticom did not recognize inbound interconnect costs from this mobile telephone service provider; however, had the existing interconnect agreement been effective January 1, 2004, Magticom's pro-forma interconnect costs for the full-year of 2004 would have increased by $17.4 million to $33.7 million. Accordingly, pro-forma cost of services as a percentage of revenue would have declined by approximately 21% in the full-year 2005 as compared to the same period in 2004, if the contractual interconnect arrangement had been in place for the entire fiscal year 2004. Magticom's position as a market leader has allowed it to maintain its subscriber margins; however, Magticom anticipates that its costs of sales as a percentage of revenues will increase as competition intensifies in the region.

    Magticom's selling, general and administrative expenses increased by approximately 13% for the full-year of 2005 as compared to the same period in 2004, principally due to a $2.9 million, or 48%, increase in personnel related costs and a $0.3 million, or 26%, increase in advertising expenses. These amounts were partially offset by year-over-year reductions in both other general and administrative costs of $1.2 million and taxes other than payroll and income taxes of $0.8 million. The increase in Magticom's personnel related costs are due to the significant increase in personnel employed, approximately an 18% year-over-year increase, wage increases provided to existing employees, effective January 2005, and the implementation of a performance bonus program in 2005 for all Magticom employees. The increase in advertising expenses was principally attributable to the "GEL 5 and 10 Mono Card" introduction campaign that was initiated in February 2005 and the "Bali Brand" introduction that was initiated in July 2005. The significant reduction in other general and administrative expenses was principally due to the $0.9 million obsolescence charge associated with uninstalled telecommunications equipment (spare parts) and fixed assets no longer in use that was recognized in the fourth quarter of 2004 with no similar charge in 2005. The reduction in taxes other than payroll and income taxes was principally due to a $0.5 million VAT accrual that was recognized in the fourth quarter of 2004 with no similar charge in 2005.

    The significant growth in capital expenditures for the full-year of 2005 as compared to the same period in 2004 is principally due to the continued upgrade and expansion of the telecom infrastructure and Magticom's acquisition of new mobile telephony frequency spectrum licenses operating in the 800 MHz, 1800 MHz and 2.1 GHz frequency ranges. The new mobile telephony spectrum licenses acquired in 2005 are for 18% of the 800 MHz radio frequency spectrum available in Georgia for offering CDMA, data, voice and video services, for 20% of the 1800 MHz (or equivalent to 15% of the combined 900 MHz and 1800
MHz) radio frequency spectrum available in Georgia for offering GSM data and voice services and 25% of the 2.1 GHz frequency spectrum available in Georgia for offering 3G GSM mobile voice, data, and video services. Magticom already offers services using GSM standards in both the 900 MHz and 1800 MHz spectrum range, however, the 800 MHz and 2.1 GHz license agreements require Magticom to offer commercial service using the spectrum covered by the licenses within one year and offer such service throughout Georgia within three years.

    The currently budgeted capital expenditures program for Magticom for the twelve months ended December 31, 2006 is in excess of $60.0 million, which the Company anticipates will be internally funded by Magticom and not require additional Company investment.

    Magticom Financial Results - Impact of Restatement Activities:

    Revision of 2004 Preliminary Financial Results

    The following table highlights the Company's current preliminary financial results of Magticom for the year ended December 31, 2004, as compared to the preliminary results originally reported in April 2005:

                                       Year ended December 31, 2004

                                     Originally              Unaudited
 (in thousands, except percentages)   Reported   Adjustments  Revised
                                     ----------  ----------- ---------

Operating revenues:
 Subscribers revenues               $   80,571  $       349  $ 80,920
 Inbound revenues                       17,587          (44)   17,543
 Roaming and other revenues              3,621          (70)    3,551
                                     ----------  ------------ --------

Total revenues                         101,779          235   102,014

Cost of services (exclusive of
 depreciation an amortization)          16,158          125    16,283
      % of revenues                       15.9%                  16.0%

Selling, general and administrative     13,047         (349)   12,698
Depreciation and amortization           14,115          ---    14,115

Other expense, including income tax      8,138          472     8,610
                                     ----------  -----------  --------

Net income                          $   50,321  $       (13) $ 50,308

EBITDA (1)                          $   72,940  $       334  $ 73,274

Capital expenditures                $   12,452  $      (434) $ 12,018

    2004 Summary of Adjustments:

    The following is a summary of the adjustments necessary to address several accounting errors that were identified and determined to be material for correction:

    -- Magticom determined that the accounting for its deferral of activation fees was not applied correctly in prior periods, the result of which is that Magticom will recognize an increase in "subscriber revenues" of $349,000;

    -- Upon settlement of legal proceedings with one of its interconnection partners, Magticom recognized decreases to "inbound revenues" of $44,000 and "selling, general & administrative" expenses of $1,680,000;

    -- Magticom determined that it had not properly accounted for certain revenue, cost of service, selling, general and administrative expenses and foreign exchange transactions, the result of which is that Magticom will recognize increases to its "cost of services" expenses of $1,000 and "other expense, including income tax" of $20,000 and decreases in "revenue - roaming and other" of $70,000 and "selling, general & administrative" expenses of $38,000;

    -- Magticom determined that it had not properly accounted for certain inventory costs, the result of which is that Magticom will recognize an increase to "cost of services" of $124,000;

    -- Magticom determined that it had not properly accounted for revenues in 2003 associated with its prepaid calling cards and had also reflected the amount in the 2004 preliminary financial results as "other income" versus "subscriber revenues". As such, Magticom has determined that it needs to reduce its 2004 "other non-operating income" amount, the result of which is that Magticom will recognize an increase to "other expense, including income tax" of $106,000;

    -- Magticom determined that it had not properly accounted for certain amounts due to the Georgian tax authorities for taxes other than income, the result of which is that Magticom will recognize an increase in "selling, general & administrative" expenses of $485,000;

    -- Magticom determined that it should recognize an obsolescence charge associated with uninstalled telecommunications equipment (spare parts) and fixed assets no longer in use, the result of which is that Magticom will recognize an increase in "selling, general & administrative" expenses of $884,000;

    -- Magticom determined that it had not properly accounted for interest income and that its interest income amount needed to be reduced, the result of which is that Magticom will recognize an increase to "other expense, including income tax" of $154,000; and

    -- Due to the above adjustments and the review of Magticom's current and deferred provision analysis, Magticom determined that its tax provision expense needed to be increased, the result of which is that Magticom will recognize an increase to "other expense, including income tax" of $192,000.

    Other Magticom Financial Results:

    The Company has also today filed a Form 8-K with the SEC, and this periodic report contains further financial information of Magticom. Specifically, the Company disclosed within the Form 8-K Magticom's unaudited financial results for: the three and nine months ended September 30, 2005 and 2004; the three and six months ended June 30, 2005 and 2004; and the three months ended March 31, 2005 and 2004. Furthermore, the Company also included within the Form 8-K Magticom's preliminary unaudited restated 2003 fiscal year and 2004 quarterly financial results.

    MIG Liquidity:

    MIG is a holding company. Accordingly, it does not generate cash flows from operations and is dependent on the earnings of its business ventures and the distribution or other payment of these earnings to it to meet its corporate cash outlay requirements. As of August 31, 2006, the Company had $4.8 million of unrestricted corporate cash. Furthermore, as of August 31, 2006, Magticom had $50.3 million of cash with $35.8 million held in a U.S. bank and the remainder held in Georgian banks. In February 2005, the Company obtained the largest effective ownership interest in Magticom and gained the ability to exert operational oversight over Magticom, including decisions related to the distribution of shareholder dividends. The Company intends to maintain minimal corporate cash balances in the future, since the Company believes that the Magticom cash reserves should be used for business development purposes in Georgia and the surrounding Central Asian region.

    External Sources of Liquidity

    MIG has a complicated equity capital structure. For example, the Company's outstanding 7 1/4 % Cumulative Convertible Preferred Stock is trading at a substantial discount to its per share liquidation value. Furthermore, as of September 30, 2006, the Company has a legal obligation to the preferred stockholders with respect to their cumulative unpaid dividends of approximately $101.0 million. These conditions limit the Company's ability to access the capital markets and are a significant deterrent for the Company to use its common stock as currency for business development purposes.

    During the past several years, the Company has relied upon cash receipts from the sale of certain of its non-core business ventures and, to a lesser extent, the repatriation of cash from business ventures, in the form of dividend distributions or the repayment of outstanding loans in order to meet its outstanding legal liabilities and obligations. Furthermore, during 2005 the Company relied upon a loan from its business partner in the Magticom business venture to enable the Company to meet its business development initiatives. Since the Company has monetized its interest in all but four of its business ventures, the Company must rely on dividends from its business ventures, cash on hand or outside financing as the principal source of funding for further business development. A material portion of projected dividends will be required to meet future corporate cash outlay requirements. Remaining funds may be insufficient to substantially expand present businesses or acquire additional businesses. This could result in eventual stagnation or erosion in the value of the Company's underlying businesses.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

    This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including, in particular: the possibility that the Magticom financial results contained within this press release could be materially different from the Magticom financial results that will be included within the Company's respective periodic reports with the SEC; the Company's ability to complete and file its 2004 Form 10-K with the SEC, and meet its future SEC public filing and reporting requirements; and those statements associated with the actual business performance and risk factors surrounding the Magticom business. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of the Company's current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the predictions for timing of filing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company's prior year financial statements and the audit of the Company's fiscal 2004 and 2005 financial statements; risks that the Company's independent auditors might identify adjustments that results in additional delay in the restatement process; and risks that the Company's inability to complete the restatement of its financial statements will impact operations. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Company's Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004,
December 9, 2004, January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19, 2005, April 20, 2005,
June 7, 2005, June 17, 2005, July 12, 2005, July 18, 2005, July 25,
2005, July 28, 2005, August 3, 2005, August 10, 2005, September 8,
2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15,
2006, March 17, 2006, May 11, 2006, June 26, 2006, July 14, 2006,
August 8, 2006, August 15, 2006, August 22, 2006 and September 27,
2006). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    Please visit our website at www.metromedia-group.com.

                           MAGTICOM LIMITED
                    CONDENSED STATEMENTS OF INCOME
                     (in thousands of US Dollars)
                             (Unaudited)

                             Three months ended   Twelve months ended
                                December 31,          December 31,
                             -------------------- --------------------
                                2005       2004       2005       2004
                             --------- ---------- ---------- ---------
                                       (Revised)             (Revised)
Operating revenues:
 Service revenues            $30,333    $22,619   $109,317   $ 80,920
 Inbound revenues              8,325      7,052     32,679     17,543
 Roaming and other revenues    1,080        965      4,135      3,551
                              -------    -------   --------   --------

Total operating revenues      39,738     30,636    146,131    102,014

Operating expenses:
 Cost of services and
  connection costs
  (exclusive of
 depreciation and
  amortization)                9,308      7,142     33,478     16,283
 Selling, general and
  administrative               3,848      4,989     14,326     12,698
 Depreciation and
  amortization                 5,426      3,729     18,313     14,115
                              -------    -------   --------   --------

Operating income              21,156     14,776     80,014     58,918

Other income (expense):
 Interest income                 128        121        273        674
 Foreign currency income
  (loss)                         (30)        19       (561)       194
 Other income                     --         40         39         47
                              -------    -------   --------   --------

Income before income taxes    21,254     14,956     79,765     59,833
Income tax expense (benefit)   4,335       (753)    16,400      9,525
                              -------    --------  --------   --------

Net income                   $16,919    $15,709   $ 63,365   $ 50,308
                              =======    =======   ========   ========

                           MAGTICOM LIMITED
                       CONDENSED BALANCE SHEETS
                     (In thousands of US Dollars)
                             (Unaudited)

                                         December 31,  December 31,
                                             2005           2004
                                        ------------------------------
                 ASSETS
Current assets:
Cash and cash equivalents                   $ 35,642         $ 28,410
Accounts receivable, net of allowance of
 $258 and $369, respectively                   2,220            2,509
Inventory                                      1,116              265
Prepaid expenses and other current
 assets                                        1,886              916
                                             --------         --------

Total current assets                          40,864           32,100

Property and equipment, net                   63,582           66,167
Intangible assets, net                        24,149              122
Non-current deferred tax assets                3,469            2,990
                                             --------         --------

Total assets                                $132,064         $101,379
                                             ========         ========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                            $  2,126         $  1,965
License fee payable                           10,809               --
Accrued and other current liabilities          7,047            4,144
Customer deposits and deferred revenues        5,752            5,456
                                             --------         --------

Total current liabilities                     25,734           11,565

Deferred revenues, less current portion          234              311

Stockholders' equity:
Common stock                                   3,064            3,064
Paid-in surplus                                2,446            2,446
Retained earnings                             93,602           79,126
Accumulated other comprehensive income         6,984            4,867
                                             --------         --------

Total stockholders' equity                   106,096           89,503
                                             --------         --------

Total liabilities and stockholders'
 equity                                     $132,064         $101,379
                                             ========         ========


                         MAGTICOM LIMITED
                CONDENSED STATEMENTS OF CASH FLOWS
                   (in thousands of US Dollars)
                           (Unaudited)

                                   December 31,      December 31,
Operating activities:                  2005              2004

Net income                          $    63,365      $     50,308
Items not requiring cash outlays:
 Depreciation and amortization           18,313            14,115
 Deferred income tax benefit               (468)           (3,663)
 Provision for doubtful accounts             89                25
 Other                                      299              (943)
Changes in:
 Accounts receivable                        242              (764)
 Inventories                               (837)                9
 Accounts payable                           (60)              261
 Customer deposits and deferred
  revenue                                   114               589
 Other assets and liabilities             1,901              (925)
                                     -----------      ------------
Cash provided by operating
 activities                              82,958            59,012
Investing activities:
        Additions to property,
         plant and equipment and
         other                          (11,885)          (12,018)
        Purchase of licenses            (15,626)              ---
                                     -----------      ------------
Cash used by investing activities       (27,511)          (12,018)
Cash used in financing activities
 - Dividends paid                       (48,889)          (38,888)
                                     -----------      ------------
Effect of exchange rate changes on
 cash                                       674             2,446
                                     -----------      ------------
Net increase in cash and cash
 equivalents                              7,232            10,552
Cash and cash equivalents at
 beginning of period                     28,410            17,858
                                     -----------      ------------
Cash and cash equivalents at end
 of period                          $    35,642      $     28,410
                                     ===========      ============

                           Magticom Limited
              Reconciliation of Net Income to EBITDA (1)
                     (in thousands of US Dollars)
                             (unaudited)

                                     Three Months      Twelve Months
                                     December 31,      December 31,
                                   ----------------- -----------------
                                      2005     2004     2005     2004
                                   -------- -------- -------- --------

Net Income                         $16,919  $15,709  $63,365  $50,308

Interest income, net                  (128)    (121)    (273)    (674)
Income tax expense                   4,335     (753)  16,400    9,525
Depreciation and amortization        5,426    3,729   18,313   14,115
                                    -------  -------  -------  -------

EBITDA (1)                         $26,552  $18,564  $97,805  $73,274
                                    =======  =======  =======  =======

    Footnotes to Press Release:

    1. EBITDA is a non-GAAP financial measure generally defined as earnings before interest, taxes, depreciation and amortization. This measure is not defined by US generally accepted accounting principles ("US GAAP") and is a measure of operating performance commonly used in the telecommunications and media industries, but should not be construed as an alternative to operating income determined in accordance with US GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with US GAAP as a measure of liquidity.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380, or
             investorrelations@mmgroup.com